Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Form 20-F of our report dated May 1, 2020, relating to the consolidated financial statements of Guardforce AI Co., Limited and Subsidiaries included in its annual report in Form 20-F (as amended) for the fiscal years ended December 31, 2018 and 2017, filed with the Securities and Exchange Commission on May 4, 2020.

/s/ Wei, Wei & Co., LLP

Flushing, New York
May 1, 2020